Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Kyivstar Group Ltd. on Form F-4 (No. 333-287802) of our report dated April 17, 2025, except for Note 5, as to which the date is June 24, 2025, with respect to our audit of the consolidated financial statements of Kyivstar Group Ltd. as of March 31, 2025 and for the period from March 7, 2025 (inception) to March 31, 2025, which report appears in the Prospectus as part of this Registration Statement. Our report includes an explanatory paragraph as to Kyivstar Group Ltd.’s ability to continue as a going concern.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Melville, NY
June 24, 2025